Exhibit 99.1

Sterling Oil and Gas Company Enters Joint Venture with Cedar Resources

Gillette, Wyoming, December 27, 2007 – Sterling Oil and Gas Company announced today that they have finalized a joint venture agreement with Cedar Resources Corporation, a coal bed methane producer in the Powder River Basin. Under the terms of the agreement, Sterling Oil and Gas Company sold 50% of its interest in Wyoming leasehold agreements in the Powder River Basin to Cedar Resources and in return received an undisclosed amount of cash and a 50% working interest in the project.

It is anticipated that development of the project will begin in early 2008, with the drilling of one or two wells on the property.

Sterling CEO, Tim Barritt, commented, “This is a great opportunity for Sterling to establish itself in the Powder River Basin, partner with a quality company and provide value to our shareholders.”

About Sterling Oil and Gas Company

Sterling Oil and Gas Company was spun off by its parent Big Cat Energy Corporation, (BCTE OTC BB) in early December 2007. Sterling Oil and Gas Company filed a registration statement on December 13, 2007 and expects to be publically traded in early 2008.

Sterling Oil and Gas Company leases approximately 77,630 undeveloped net mineral acres in the Powder River Basin of Montana and Wyoming. We will continue to evaluate future leasehold acquisitions and potential development of our holdings or joint venture opportunities as they arise.

Additional information on Sterling Oil and Gas Company contact:

Investor Relations
1-866-912-2283

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.